Exhibit 99.1

For more information:

Westwicke Partners

Lynn C. Pieper

(415) 202-5678

lynn.pieper@westwicke.com

Peter C. Wulff

Chief Financial Officer

Alphatec Spine, Inc.

(760) 494-6746

investorrelations@alphatecspine.com

ALPHATEC SPINE ANNOUNCES SECOND QUARTER 2009

REVENUE AND FINANCIAL RESULTS

- Revenue of $32.3 million; 8th consecutive quarter of record revenue;

Adjusted EBITDA increases to $2.8 million -

CARLSBAD, Calif., August 3, 2009 – Alphatec Holdings, Inc. (Nasdaq:ATEC), the parent company of Alphatec Spine, Inc., a medical device company that designs, develops, manufactures and markets products for the surgical treatment of spine disorders, with a focus on treating conditions affecting the aging spine, announced today financial results for the second quarter ended June 30, 2009.

Second Quarter 2009 Highlights:

•	Record consolidated revenue of $32.3 million reported in the second quarter 2009, which represents 35% growth over the second quarter 2008 and 5% sequential growth over the first quarter of 2009.

•	US revenue growth of 36% over prior year was more than three times greater than US spine market growth and 11% sequential growth over first quarter 2009

•	Adjusted EBITDA reached $2.8 million in the second quarter 2009, reflecting strong operating leverage.

•	100% increase over first quarter 2009 adjusted EBITDA of $1.4 million

•

Raising 2009 revenue guidance to a range of $128 million to $130 million from previous guidance of $125 million to $128 million. Reiterating 2009 adjusted EBITDA guidance range of $12.5 million to $14.5 million. Re-affirming EPS guidance of EPS positive by the third quarter of 2009.

•	Completed $10.0 million private placement of common stock

•	Strengthens balance sheet with an at-market sale of common stock

•	Submitted 510(k) application to the FDA for the OsseoScrew™ Expandable Pedicle Screw System

•	Successfully completed product development milestone

•	Obtained conditional FDA approval to initiate OsseoFix™ Spinal Fracture Reduction System US 510(k) clinical study

•	Planned enrollment of 100 patients at 15 clinical study sites

•	Initiated controlled Beta-launch of GLIF/ARC Portal Access System for far lateral lumbar fusion procedures

•	Secured intellectual property position to develop stand-alone ALIF interbody fusion device

•	Expanded European adoption of OsseoFix

•	Over 200 patients were treated in Europe during the first half of 2009

•	Sales shipments of approximately $0.9 million during the 2Q of 2009

“I am pleased to announce that our revenue continues to grow at a record pace, with growth that was three times greater than that of the overall US spine market. With eight consecutive quarters of increased revenue growth, we continue to gain market share through our strengthening US and international distribution network, expanded core product offering and aging spine product portfolio,” stated Dirk Kuyper, Alphatec Spine’s President and Chief Executive Officer. Mr. Kuyper continued, “We also continue to improve our operating leverage with increased adjusted EBITDA performance while investing in our product development pipeline. In addition, our aging spine strategy continues to progress. This quarter we increased market adoption in Europe, as well as obtained conditional FDA approval to initiate our US 510(k) clinical study for the OsseoFix Fracture Reduction System. Lastly, in June the OsseoScrew expandable pedicle screw system was submitted to the FDA for 510(k) clearance.”

Second Quarter 2009 Financial Results

Consolidated revenues for the second quarter 2009 were $32.3 million, an increase of 35.3% from the $23.9 million reported for the second quarter 2008 and an increase of 5.4% over first quarter 2009. US revenues for the second quarter 2009 were $26.4 million, an increase of 36.3% from the $19.4 million reported for the second quarter of 2008 and an increase of 10.8% over first quarter 2009. Asia revenues for the second quarter 2009 were $5.5 million, an increase of 21.8% from the $4.5 million reported for the second quarter 2008. Recorded European revenues for the second quarter 2009 of $0.4 million. There were no European revenues recorded for the second quarter 2008.

Consolidated gross profit for the second quarter 2009 was $20.9 million, an increase of $5.1 million over second quarter 2008 of $15.8 million. Second quarter 2009 gross margin of 64.6% was lower than second quarter 2008 gross margin of 66.4%. The decrease in gross margin was primarily due to effect of certain royalty expenses that we did not have for the full second quarter of 2008 and higher depreciation expenses on our growing installed surgical instrument base, partially offset by improved manufacturing efficiencies.

Total operating expenses for the second quarter 2009 were $26.3 million, an increase of $7.1 million compared to second quarter 2008 of $19.2 million. The increase in second quarter 2009 was primarily due to $4.5 million in In-Process R&D expense primarily related to the milestone payments for the OsseoScrew Expandable Pedicle Screw System and the stand-alone ALIF interbody fusion device. There was no In-Process R&D expense reported for the second quarter 2008. Excluding the second quarter 2009 In-Process R&D expense, operating expenses would have increased $2.6 million, or 13.8%, over prior year second quarter.

Research and development expenses for the second quarter 2009 were $3.4 million representing no change from the second quarter 2008 of $3.4 million.

Sales and marketing expenses for the second quarter 2009 were $12.8 million, an increase of $2.7 million compared to the second quarter 2008 of $10.1 million. The increase was primarily due to an increase in sales commission expenses related to increased US sales volume and increased sales expenses in Asia.

General and administrative expenses for the second quarter 2009 were $5.6 million, a decrease of $0.1 million, compared to the second quarter 2008 of $5.7 million.

Net loss for the second quarter 2009 was $6.3 million, or ($0.13) per share (basic and diluted), compared with a net loss of $3.6 million, or ($0.08) per share (basic and diluted) for the second quarter 2008. Excluding the second quarter 2009 In-Process R&D expense of $4.5 million, net loss would have been $1.8 million for the second quarter 2009.

Adjusted EBITDA of $2.8 million was reported for the second quarter 2009 compared to negative ($1.0) million for the second quarter 2008. Adjusted EBITDA of $2.8 million represents a 100% increase over first quarter 2009 of $1.4 million.

Conference Call

Alphatec Spine will host a conference call today at 1:30 p.m. PT / 4:30 p.m. ET to discuss the financial and operating results. To participate in the conference call, please visit the investor relations section of the Alphatec Spine website at www.alphatecspine.com. The dial-in numbers are (800) 967-7187 for domestic callers and (719) 325-2339 for international callers. A live webcast of the conference call will be available online from the investor relations section of the Alphatec website at www.alphatecspine.com. The webcast will be recorded and will remain available on the investor relations section of Alphatec Spine’s website, for at least 30 days.

About Alphatec Spine

Alphatec Spine, Inc. is a wholly owned subsidiary of Alphatec Holdings, Inc. (Nasdaq:ATEC). Alphatec Spine is a medical device company that designs, develops, manufactures and markets products for the surgical treatment of spine disorders, primarily focused on the aging spine. The Company’s mission is to combine world-class customer service with innovative, surgeon-driven design that will help improve the aging patient’s quality of life. The Company is poised to achieve its goal through new solutions for patients with osteoporosis, stenosis and other aging spine deformities, improved minimally invasive products and techniques and integrated biologics solutions. In addition to its US operations, the Company also markets its spine products in Europe. In Asia, the Company markets a broad line of spine and orthopedic products through its subsidiary, Alphatec Pacific, Inc. For more information, please visit www.alphatecspine.com.

Also visit the Aging Spine Center, www.agingspinecenter.com, a web-based information portal for healthcare providers and patients regarding aging spine disorders and their treatment. The Company is working with the National Osteoporosis Foundation as well as other clinical portals that provide peer-reviewed content, to populate the Aging Spine Center. The interactive website enables patients to review pertinent information about disorders that affect the aging spine in an easy-to-understand format that includes videos, graphics and questions that should be asked of caregivers. Medical information on the website includes published abstracts regarding the aging spine.

Non-GAAP Information for Adjusted EBITDA

Adjusted EBITDA included in this press release is a non-GAAP (generally accepted accounting principles) financial measure that represents net income (loss) excluding the effects of interest, taxes, depreciation, amortization, stock-based compensation costs, and other non-recurring income of expense items, such as in-process research and development expenses. Adjusted EBITDA, as defined above, may not be similar to adjusted EBITDA measures used by other companies and is not a measurement under GAAP.

Though management finds EBITDA useful for evaluating aspects of the Company’s business, its reliance on this measure is limited because excluded items often have a material effect on the Company’s earnings and earnings per common share calculated in accordance with GAAP. Therefore, management uses adjusted EBITDA in conjunction with GAAP earnings and earnings per common share measures. The Company believes that adjusted EBITDA provides investors with an additional tool for evaluating the Company’s core performance, which management uses in its own evaluation of performance, and a base line for assessing the future earnings potential of the Company. While the GAAP results are more complete, the Company prefers to allow investors to have this supplemental metric since, with reconciliation to GAAP, it may provide greater insight into the Company’s financial results.

Forward Looking Statements

This press release may contain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 that involve risks and uncertainty. Such statements are based on management’s current expectations and are subject to a number of risks and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements. These forward-looking statements include, but are not limited to: Alphatec Spine’s ability to accelerate new product momentum, bring to market differentiated products and commercialize its product pipeline. Alphatec Spine cautions investors that there can be no assurance that actual results or business conditions will not differ materially from those projected or suggested in such forward-looking statements as a result of various factors, including, but not limited to, the following: Alphatec Spine’s ability to meet its 2009 revenue and earnings projections, the growth rate of the spine market related to aging and elderly patients, uncertainty of success in developing new products or products currently in Alphatec Spine’s pipeline, including the successful global launch of those products that are intended to treat disorders prevalent in aging patients, failure to achieve acceptance of Alphatec Spine’s products by the surgeon community, failure to obtain FDA clearance or approval for new products including OsseoFix and the OsseoScrew, or unexpected or prolonged delays in the process, Alphatec Spine’s ability to develop and expand its business in the United States, Asia and Europe, continuation of favorable third party payor reimbursement and acceptable collections from hospitals for procedures performed using Alphatec Spine’s products, unanticipated expenses or liabilities or other adverse events affecting cash flow or Alphatec Spine’s ability to successfully control its costs or achieve profitability, uncertainty of additional funding, Alphatec Spine’s ability to compete with other competing products and with emerging new technologies, product liability exposure, patent infringement claims and claims related to Alphatec Spine’s intellectual property. Please refer to the risks detailed from time to time in Alphatec Spine’s SEC reports, including quarterly reports on Form 10-Q, reports on Form 8-K and annual reports on Form 10-K. Alphatec Spine disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise, unless required by law.

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ALPHATEC HOLDINGS, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except per share amounts - unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2009	2008	2009	2008
Revenues	$32,263	$23,853	$62,873	$47,050
Cost of revenues	11,412	8,016	22,242	15,903

Gross profit	20,851	15,837	40,631	31,147

Operating expenses:
Research and development	3,436	3,354	6,303	6,558
In-process research and development	4,493	—	5,783	1,300
Sales and marketing	12,810	10,062	25,594	20,165
General and administrative	5,563	5,740	11,526	11,304
Litigation settlement	—	—	—	11,000

Total operating expenses	26,302	19,156	49,206	50,327

Operating loss	(5,451)	(3,319)	(8,575)	(19,180)
Interest and other income (expense), net	(736)	(203)	(1,879)	(29)

Loss before tax provision	(6,187)	(3,522)	(10,454)	(19,209)
Income taxes	116	69	232	161

Net loss	$(6,303)	$(3,591)	$(10,686)	$(19,370)

Net loss per common share - basic and diluted	$(0.13)	$(0.08)	$(0.23)	$(0.42)

Weighted-average shares - basic and diluted	47,157	46,274	46,832	46,138

ALPHATEC HOLDINGS, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(in thousands - unaudited)

	June 30, 2009	December 31, 2008
ASSETS
Current assets:
Cash and cash equivalents	$19,731	$18,315
Accounts receivable, net	23,824	18,759
Inventories, net	27,749	24,170
Prepaid expenses and other current assets	4,038	3,847
Deferred income tax assets	413	418

Total current assets	75,755	65,509

Property and equipment, net	28,862	23,093
Goodwill	60,087	60,124
Intangibles, net	2,705	4,280
Other assets	1,706	2,542

Total assets	$169,115	$155,548

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$13,809	$10,504
Accrued expenses	22,167	16,739
Deferred revenue	2,865	1,858
Current portion of long-term debt	4,439	2,109

Total current liabilities	43,280	31,210

Total other long term liabilities	29,288	29,264
Redeemable preferred stock	23,605	23,605
Total stockholders’ equity	72,942	71,469

Total liabilities and stockholders’ equity	$169,115	$155,548

ALPHATEC HOLDINGS, INC.

RECONCILIATION OF NON-GAAP FINANCIAL MEASURES

(in thousands - unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2009	2008	2009	2008
Operating loss, as reported	$(5,451)	$(3,319)	$(8,575)	$(19,180)
Add back:
Depreciation	2,120	1,089	3,942	2,109
Amortization of intangibles	777	550	1,556	1,565

Total EBITDA	(2,554)	(1,680)	(3,077)	(15,506)

Add back significant items:
Stock-based compensation	831	671	1,465	1,440
In-process research and development	4,493	—	5,783	1,300
Litigation Settlement	—	—	—	11,000

EBITDA, as adjusted for significant items	$2,770	$(1,009)	$4,171	$(1,766)

ALPHATEC HOLDINGS, INC.

RECONCILIATION OF SEGMENT REVENUES AND GROSS PROFIT

(in thousands, except gross profit margin percentages - unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2009	2008	2009	2008
Revenues by geographic segment
U.S.	$26,378	$19,359	$50,191	$38,006
Asia	5,473	4,494	11,303	9,044
Europe	412	—	1,379	—

Total revenues	$32,263	$23,853	$62,873	$47,050

Gross profit by geographic segment
U.S.	$18,275	$13,882	$35,138	$27,535
Asia	2,390	1,955	4,915	3,612
Europe	186	—	578	—

Total gross profit	$20,851	$15,837	$40,631	$31,147

Gross profit margin by geographic segment
U.S.	69.3%	71.7%	70.0%	72.4%
Asia	43.7%	43.5%	43.5%	39.9%
Europe	45.1%	—	41.9%	—

Total gross profit margin	64.6%	66.4%	64.6%	66.2%